The appearing party, in my opinion and good judgment, has the legal capacity to perform this act, and to such effect,

GRANTS:

That under the figure in which the party intervenes, and complying with the agreements referred to the certification mentioned before, each and every agreement that appears on such certification BECOMES A PUBLIC INSTRUMENT and AS REQUESTED OF ME, the Notary Public, to register with this deed, which I hereby do, making it part of the same, and it being transcribed in all the copies of this deed to be issued, each and every one of the mentioned agreements becomes a public deed, the relationship of which is omitted to avoid unnecessary reiterations, as they appear detailed on the registered certification, to which the appearing party refers to.

GRANTING AND AUTHORIZATION:

I have performed the legal reserves and notices. I, the Notary Public, responsible for the automatic filing of the Registry and notarial documentation, as well as the administration and organizational filing of the notary office, I guarantee the full knowledge of the regulation regarding the Personal Data Protection Act, and therefore, pursuant to Act 15/99, the parties hereto are informed about the addition of their data to the existing automated files of the notary office under my charge, as well as such data that could be delivered to those public agencies, that pursuant to the regulation in force, have the right to access them. The Notary Public guarantees the rights to access, rectify, cancel and oppose, exercisable by the affected party, except those available by law to the Public Agencies, Courts, or those inexcusable for the exercise of the notary's function. Having read to the appearing parties, before their election, they find it pursuant to their will and sign with me, the Notary Public. Being the appearing party identified by complementary means of the identity document hereby submitted and stated herein, consent has been granted freely, and the granting is pursuant to law, as well as the will duly informed by the grantor and intervening party, and all the pertaining matters of this deed, this deed is issued in three folios of stamped and